Exhibit 99.1

The Buckle, Inc. 2407 W. 24th St. Kearney, NE 68845 P.O. Box 1480 Kearney, NE 68848-1480 phone: 308-236-8491 fax: 308-236-4493 web: www.buckle.com

For Immediate Release:   May 17, 2012

Contact:	Karen B. Rhoads, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. REPORTS FIRST QUARTER NET INCOME

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) announced today that net income for the fiscal quarter ended April 28, 2012 was $37.8 million, or $0.80 per share ($0.79 per share on a diluted basis).

Net sales for the 13-week fiscal quarter ended April 28, 2012 increased 9.9 percent to $263.8 million from net sales of $240.1 million for the prior year 13-week fiscal quarter ended April 30, 2011.  Comparable store net sales for the 13-week period ended April 28, 2012 increased 7.4 percent from comparable store net sales for the prior year 13-week period ended April 30, 2011.  Online sales (which are not included in comparable store sales) increased 15.1 percent to $19.7 million for the 13-week period ended April 28, 2012, compared to net sales of $17.1 million for the 13-week period ended April 30, 2011.

Net income for the first quarter of fiscal 2012 was $37.8 million, or $0.80 per share ($0.79 per share on a diluted basis), compared with $33.5 million, or $0.72 per share ($0.71 per share on a diluted basis), for the first quarter of fiscal 2011.

Management will hold a conference call at 10:00 a.m. EDT today to discuss first quarter results.  To participate in the call, please call (800) 230-1093 and reference the conference code 247249.  A replay of the call will be available for a two-week period beginning May 17, 2012 at 12:00 p.m. EDT by calling (800) 475-6701 and entering the conference code 247249.

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 433 retail stores in 43 states. As of the end of the first quarter, it operated 431 stores in 43 states compared with 422 stores in 41 states at the end of the first quarter of fiscal 2011.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:  All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company’s control.  Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission.   The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note:  News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com on the Internet.

Financial Tables to Follow

THE BUCKLE, INC.

CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands Except Per Share Amounts)
(Unaudited)

	Thirteen Weeks Ended
	April 28,	April 30,
	2012	2011

SALES, Net of returns and allowances	$263,762	$240,092

COST OF SALES (Including buying,
distribution, and occupancy costs)	149,567	137,148

Gross profit	114,195	102,944

OPERATING EXPENSES:
Selling	46,270	42,731
General and administrative	9,903	8,859
	56,173	51,590

INCOME FROM OPERATIONS	58,022	51,354

OTHER INCOME, Net	1,812	1,612

INCOME BEFORE INCOME TAXES	59,834	52,966

PROVISION FOR INCOME TAXES	22,025	19,497

NET INCOME	$37,809	$33,469

EARNINGS PER SHARE:
Basic	$0.80	$0.72

Diluted	$0.79	$0.71

Basic weighted average shares	47,219	46,748
Diluted weighted average shares	47,597	47,264

THE BUCKLE, INC.

CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands Except Share and Per Share Amounts)
(Unaudited)

	April 28,	January 28,	April 30,
ASSETS	2012	2012 (1)	2011

CURRENT ASSETS:
Cash and cash equivalents	$186,693	$166,511	$139,292
Short-term investments	33,421	29,998	21,497
Receivables	3,953	4,584	4,051
Inventory	97,040	104,209	89,866
Prepaid expenses and other assets	15,762	14,825	22,876
Total current assets	336,869	320,127	277,582

PROPERTY AND EQUIPMENT:	367,237	358,866	347,959
Less accumulated depreciation and amortization	(196,368)	(189,832)	(178,103)
	170,869	169,034	169,856

LONG-TERM INVESTMENTS	39,810	39,985	65,179
OTHER ASSETS	2,393	2,393	2,416

	$549,941	$531,539	$515,033

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$33,162	$27,416	$41,076
Accrued employee compensation	16,429	42,854	15,278
Accrued store operating expenses	9,295	11,125	9,323
Gift certificates redeemable	15,361	20,286	12,914
Income taxes payable	17,117	8,150	9,796
Total current liabilities	91,364	109,831	88,387

DEFERRED COMPENSATION	9,858	8,581	8,734
DEFERRED RENT LIABILITY	37,648	36,503	37,617
OTHER LIABILITIES	13,081	13,477	7,421
Total liabilities	151,951	168,392	142,159

COMMITMENTS

STOCKHOLDERS’ EQUITY:
Common stock, authorized 100,000,000 shares of $.01 par value;
issued and outstanding; 47,921,437 shares at April 28, 2012, 47,432,089
shares at January 28, 2012, and 47,342,895 shares at April 30, 2011	479	474	474
Additional paid-in capital	106,948	100,333	92,900
Retained earnings	291,264	263,039	280,150
Accumulated other comprehensive loss	(701)	(699)	(650)
Total stockholders’ equity	397,990	363,147	372,874

	$549,941	$531,539	$515,033

(1) Derived from audited financial statements.